Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A of our independent auditors’ report dated April 22, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, on our audit related to the financial statements of Boxabl Inc. (formerly Boxabl, LLC), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, members’ and stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Very truly yours,

/s/ dbbmckennon

San Diego, California

May 25, 2021